Exhibit 99.1

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Emerson Completes Pentair Valves & Controls Acquisition
Deal increases Emerson's automation portfolio to expand served markets
ST. LOUIS, April 28, 2017 – Emerson (NYSE: EMR) today announced that it has completed the purchase of the Valves & Controls business from Pentair plc (NYSE: PNR) for $3.15 billion.

"This acquisition enables us to continue to grow our global footprint in automation and expand our leadership position in key served markets such as chemical, power, refining, mining and oil and gas," said Chairman and Chief Executive Officer David N. Farr. "By adding these highly respected products and aftermarket services to our portfolio, Emerson is better positioned to serve the needs of our global customers."

Headquartered in Schaffhausen, Switzerland, the Valves & Controls business is a leading provider of valve solutions and services with nearly 7,500 employees around the world.  The business will be integrated into Emerson's Automation Solutions platform.

Mike Train, Automation Solutions executive president, said, "Pentair's Valves & Controls business fits extremely well with Emerson's existing portfolio of Fisher control valves and regulators and Bettis actuators.  The addition of market leading product brands such as Anderson Greenwood, Vanessa and Keystone creates the most comprehensive global valve business.  Emerson's final control portfolio now includes control valves, pressure relief, butterfly, gate, globe, ball and check valves, and an extensive global network of more than 200 service centers.  The combination of these two leading businesses will allow us to better support and help customers select the right product and maintain it for the life of the asset."

About Emerson
Emerson (NYSE: EMR), headquartered in St. Louis, Missouri (USA), is a global technology and engineering company providing innovative solutions for customers in industrial, commercial, and residential markets. Our Emerson Automation Solutions business helps process, hybrid, and discrete manufacturers maximize production, protect personnel and the environment while optimizing their energy and operating costs. Our Emerson Commercial & Residential Solutions business helps ensure human comfort and health, protect food quality and safety, advance energy efficiency, and create sustainable infrastructure. For more information visit Emerson.com.

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